                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                  SNAP-ON TOOLS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                       MERRILL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/X/  Filing fee paid with preliminary materials
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

SNAP-ON TOOLS CORPORATION

CHAIRMAN'S LETTER
NOTICE OF 1994 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

CHAIRMAN'S LETTER

    March 18, 1994

    Dear Snap-on Shareholder:

    Let me take this opportunity to invite you to our Annual Meeting of Shareholders on Friday, April 22, 1994.

    The purposes and location of the Meeting are detailed on the facing page. The Meeting will be held once again at the Racine Marriott. Directions are shown on the inside back cover, along with instructions for arranging transportation to and from the General Offices for those interested in a tour.

    Prior to the Meeting, you are encouraged to read the enclosed 1993 Annual Report and this Proxy Statement, particularly Item II relating to the PROPOSED NAME CHANGE FOR THE CORPORATION to Snap-on Incorporated. The proposed new name maintains the strong identity built on nearly 75 years of success, while better describing the Corporation's expansion beyond the hand tool market. The Board of Directors has unanimously approved the name change.

    We hope you will attend our Annual Meeting. Whether or not you plan to attend, please return your proxy card early. Last year more than 84 percent of the Corporation's outstanding shares were represented at the Meeting.

    We look forward to renewing old acquaintances and meeting those of you attending the Meeting for the first time.

    Cordially,

    Robert A. Cornog
    Chairman of the Board of Directors,
    President and Chief Executive Officer

SNAP-ON TOOLS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Snap-on Tools Corporation will be held at the Racine Marriott, 7111 Washington Avenue, Racine, Wisconsin, on Friday, April 22, 1994, at 10:00 a.m.

MEETING PURPOSES:

1. TO ELECT THREE DIRECTORS TO SERVE UNTIL THE 1997 ANNUAL MEETING AND ONE DIRECTOR TO SERVE UNTIL THE 1995 ANNUAL MEETING.

2. TO AMEND THE RESTATEMENT OF THE CERTIFICATE OF INCORPORATION, TO CHANGE THE CORPORATION'S NAME FROM "SNAP-ON TOOLS CORPORATION" TO "SNAP-ON INCORPORATED."

3. TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE INDEPENDENT AUDITOR FOR 1994.

4. TO CONSIDER AND TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. The only business the Board of Directors intends to present is set forth herein, and the Board knows of no other matters which will be brought before the Annual Meeting by any person or group. However, if any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

The Board of Directors has fixed the close of business on February 22, 1994, as the record date for the determination of shareholders entitled to receive notice of, and vote at, the Annual Meeting.

The Annual Report for the fiscal year ended January 1, 1994, is enclosed.

IMPORTANT: To ensure your representation at the Annual Meeting, you should fill in and sign the proxy card found inside the address window pocket on the front of the envelope enclosing this material and return it in the enclosed envelope. All shareholders, even those planning to attend the Annual Meeting, are encouraged to return their proxy cards well in advance of the meeting so the vote count will not be delayed. Shareholders may revoke their proxies and vote their shares in person at the Annual Meeting.

By Order of the Board of Directors.

March 18, 1994                                                Susan F. Marrinan
                                                              VICE PRESIDENT,
                                                              SECRETARY AND
                                                              GENERAL COUNSEL

PROXY STATEMENT

INTRODUCTION

This proxy statement is supplied in connection with the proxy solicitation by the Board of Directors of Snap-on Tools Corporation, to be used at the Annual Meeting of Shareholders to be held April 22, 1994, or any adjournment thereof. Messrs. Brinckman, Mead and Schnabel, listed as proxies on the enclosed proxy card, are Directors of the Corporation. This proxy statement and the proxy card were first mailed to shareholders on March 18, 1994.

The Corporation had 42,652,946 shares of common stock outstanding on February 22, 1994, and no other securities. Each share of record as of the February 22, 1994 record date will be entitled to one vote. The Corporation also had 250,000 shares of non-voting treasury stock, as of February 22, 1994. There are no other voting securities.

The affirmative vote of the holders of a plurality of the shares present in person or by proxy at the meeting is required to elect the Director candidates. The affirmative vote of the holders of the majority of the shares present in person or by proxy at the meeting and entitled to vote is required to approve the appointment of Arthur Andersen & Co. as auditor. The affirmative vote of the majority of the shares outstanding is required to amend the Restatement of the Certificate of Incorporation, to change the name of the Corporation. An automated system administered by the Corporation's transfer agent tabulates the votes. Abstentions and broker non-votes (which arise from proxies delivered by brokers and others, where the record holder has not received authority to vote on one or more matters) are each included in the determination of the number of shares present and voting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders and have the effect of a vote against the proposal, except in Director elections, where they have no effect. Broker non-votes have no effect on the vote concerning the election of Directors or the appointment of the auditor, but would have the effect of a vote against the proposal to change the name of the Corporation.

The expense of this solicitation of proxies will be paid by the Corporation. Initial solicitation will be by mail; however, Officers and other employees of the Corporation may make solicitations by mail, telephone or in person. Brokerage houses, depositories, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their expenses. Morrow & Co., Inc. will aid in the solicitation of proxies for a fee of $6,000, plus expenses, which will be paid by the Corporation.

PROXY STATEMENT ITEM I

ELECTION OF DIRECTORS

The Certificate of Incorporation and the Bylaws of the Corporation give the Directors the authority to set the size of the Board of Directors at any number between five and fifteen members. The Board is currently composed of nine members divided into three classes, with one class elected each year to serve for a three-year term.

SHARES REPRESENTED BY PROXIES WILL BE VOTED ACCORDING TO INSTRUCTIONS ON THE PROXY CARD. UNLESS THE PROXY CARD CLEARLY REFLECTS THAT A VOTE HAS BEEN WITHHELD, SHARES WILL BE VOTED TO ELECT MESSRS. CHELBERG AND KELLY AND MS. DECYK FOR THREE-YEAR TERMS, AND MR. FARLEY FOR A ONE-YEAR TERM. IF ANY NOMINEE SHOULD BE UNABLE TO SERVE, THE PROXIES WILL BE VOTED FOR SUCH PERSON DESIGNATED AS A REPLACEMENT BY THE BOARD.

NOMINEES FOR ELECTION TO SERVE UNTIL THE 1997 ANNUAL MEETING

Bruce S. Chelberg - age 59. Mr. Chelberg has been a Director since 1993. He served as Executive Vice President of Whitman Corporation, a consumer goods company, from 1988-1992 and was elected Chairman of the Board and Chief Executive Officer in 1992. He has served on Whitman's Board since 1988. Mr. Chelberg is also a Director of First Midwest Bancorp, Inc.

Roxanne J. Decyk - age 40. Ms. Decyk has been a Director since 1993. She has been Vice President - Marketing and Sales, Polymers for Amoco Chemical Company in Chicago since 1993, and served as Vice President Commercial and Industrial Sales from 1991 to 1993. Prior to that, Ms. Decyk served as Senior Vice President - Distribution for Navistar International Transportation Corporation. Ms. Decyk is also a Director of Harris Bancorp, Inc., Harris Trust and Savings Bank, and Material Sciences Corporation.

Arthur L. Kelly - age 56. Mr. Kelly has been a Director since 1978. He has been the managing partner of KEL Enterprises Ltd., a holding and investment company, since 1982. He is a Director of Bayerische

Motoren Werke A.G., The Northern Trust Corporation, Deere & Company, and Nalco Chemical Company.

NOMINEE FOR ELECTION TO SERVE UNTIL THE 1995 ANNUAL MEETING

Raymond F. Farley - age 69. Mr. Farley has been a Director since 1988. He was Chief Executive Officer from 1988 and President from 1980 of S. C. Johnson & Son, Inc., a maker of home, personal-care, insecticide, and specialty chemical products, until his retirement in January of 1990. Mr. Farley is also a Director of Hartmarx Corporation, Johnson Worldwide Associates, Inc., and Kemper Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THESE DIRECTORS.

DIRECTORS CONTINUING TO SERVE UNTIL THE 1996 ANNUAL MEETING

Donald W. Brinckman - age 63. Mr. Brinckman has been a Director since 1992. He has been Chairman of the Board of Directors and Chief Executive Officer of Safety-Kleen Corporation since 1993. He was Chairman, President, and Chief Executive Officer from 1992 to 1993. He was Chairman and Chief Executive Officer from 1990 to 1991, and President and Chief Executive Officer from 1988 to 1990. Safety-Kleen Corporation is a recycler of automotive and industrial hazardous and non-hazardous fluids. Mr. Brinckman is also a Director of Johnson Worldwide Associates, Inc. and Paychex, Inc.

George W. Mead - age 66. Mr. Mead has been a Director since 1985. He has been Chairman of the Board of Consolidated Papers, a maker of paper products, since 1971. He was Chief Executive Officer of Consolidated Papers from 1971 through 1993. Mr. Mead is also a Director of Firstar Corporation.

Jay H. Schnabel - age 51. Mr. Schnabel has been a Director since 1989. He has been an employee of the Corporation since 1965, Senior Vice President - Administration since April, 1990 and President of Sun Electric Corporation, a subsidiary of the Corporation, since 1992. He was Senior Vice President - Manufacturing and Research & Engineering from 1988 to 1990.

DIRECTORS CONTINUING TO SERVE UNTIL THE 1995 ANNUAL MEETING

Robert A. Cornog - age 53. Mr. Cornog has been a Director since 1982. He was elected President, Chief Executive Officer, and Chairman of the Board of Directors of the Corporation in 1991. He was President of Macwhyte Company, a maker of wire rope and a subsidiary of Amsted Industries, from 1981 to 1991. Mr. Cornog is also a Director of Johnson Controls, Inc. and Wisconsin Energy Corporation.

Edward H. Rensi - age 49. Mr. Rensi has been a Director since 1992. He has been President and Chief Executive Officer of McDonald's U.S.A., a food service organization, since 1991, and served as President and Chief Operating Officer from 1984 to 1991. He is a Director of McDonald's Corporation.

BOARD COMMITTEES

The AUDIT COMMITTEE reviews the scope of the independent audit of the Corporation's books and records to determine the adequacy of the Corporation's accounting, financial and operating controls, recommends an independent auditor to the Board, and considers whether proposals made by the Corporation's auditors to perform consulting services beyond the ordinary audit function might result in a loss of independence. This Committee met once in 1993. Additionally, the Chairman of the Audit Committee, through powers delegated by the Board of Directors, reviewed certain financial information with the Corporation's management. The members of this Committee are Messrs. Mead - Chair, Kelly, and Rensi.

The BOARD AFFAIRS AND NOMINATING COMMITTEE makes recommendations to the Board regarding the Corporation's Bylaws, size and composition of the Board, number and responsibilities of Board Committees, the Board's tenure policy, qualifications of potential Board nominees, Directors' compensation, and matters relating to corporate governance. This Committee considers nominees recommended by shareholders. While this Committee did not have any formal Committee meetings in 1993, recommendations were made by the Chairman, on behalf of the Committee, to the Board of Directors regarding director nominations and corporate governance issues. The members of this Committee are Messrs. Cornog - Acting Chair, Farley, Kelly, and Mead.

Any shareholder wishing to propose a nominee for election to the Board of Directors at the 1995 Annual Meeting should submit a written recommendation to the Board Affairs and Nominating Committee, c/o Corporate Secretary, Snap-on Tools Corporation,

2801-80th Street, P.O. Box 1410, Kenosha, Wisconsin 53141-1410, by October 1, 1994. Additional requirements relating to proposals are contained in the Bylaws of the Corporation.

The EXECUTIVE COMMITTEE of the Board of Directors may exercise all of the powers of the Board in the management of the business and the affairs of the Corporation, subject to limitations found in the Certificate of Incorporation and Bylaws and applicable state laws. The Executive Committee acts in the interim between Board meetings. This Committee met once in 1993. The members of this Committee are Messrs. Cornog - Chair, Farley, and Schnabel.

The FINANCE COMMITTEE discusses, analyzes, and recommends to the Board appropriate actions regarding the Corporation's long-term financial objectives; capital structure; issuance of additional shares and the repurchase of currently issued and outstanding shares; type, amount and timing of long-term financing; dividend policy and the declaration of dividends; shareholder rights plan; and other financial matters that it may deem appropriate to analyze and submit to the Board for consideration. This Committee held three teleconference meetings and met once in 1993. The members of this Committee are Messrs. Kelly - Chair, Brinckman, and Farley. Mr. Cornog is an EX OFFICIO member of this Committee.

The ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE makes recommendations to the Board regarding names, titles, and authorities of the Corporation's elected Officers, as well as compensation and incentive plans for the Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer. This Committee also consults with the Chief Executive Officer on matters such as corporate organization and executive succession, and has administrative authority for matters relating to incentive compensation, stock option, stock purchase, and profit-sharing plans. This Committee met three times in 1993. The members of this Committee are Messrs. Farley - Chair, Brinckman and Rensi.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors met five times in 1993. On August 27, 1993, the Board of Directors appointed Ms. Decyk, and on October 22, 1993, the Board appointed Mr. Chelberg to serve until the 1994 Annual Meeting of Shareholders. Pursuant to the requirements of the Restated Certificate of Incorporation and the Bylaws that the Board must be comprised of three approximately equal classes, Mr. Farley has agreed to shorten his election term from a three-year term to a one-year term in order to equalize the classes. Consequently, Mr. Farley will be eligible to stand for election for a three-year term in 1995. Accordingly, Messrs. Chelberg, Farley, and Kelly and Ms. Decyk now stand for election.

Currently, Directors who are not employees of the Corporation receive an annual retainer fee of $24,000. These Directors also receive an attendance fee of $1,250 for each regular or special Board meeting, $1,000 for each committee meeting, and $750 for each Board or Committee meeting by telephone. Committee chairs also receive an annual fee of $3,000. Directors may elect to defer the receipt of all or a part of these fees. Amounts so deferred earn interest based upon the average 30-day commercial paper rate. Under the terms of the shareholder-approved Directors' 1993 Fee Plan, non-employee Directors receive a mandatory minimum of 25% and an elective maximum of up to 100% of their fees and retainer in shares of the Corporation's stock. Directors may elect to defer receipt of all or a part of these shares.

Additionally, the Corporation maintains life insurance and accidental death and dismemberment policies for all non-employee Directors, as well as a Directors and Officers Liability Insurance Policy covering both non-employee Directors and employee Directors and Officers. It also reimburses all expenses incurred by Directors in connection with the conduct of the business of the Board. Annually, non-employee Directors also receive an automatic grant of an option to purchase 1,000 shares of the Corporation's common stock, pursuant to the terms of the 1986 Incentive Stock Option Program. The exercise price of the option shares is equal to the closing price on the New York Stock Exchange on the date of grant. The date of grant is the date of the Annual Meeting of Shareholders.

All Directors attended at least 75% of the aggregate number of the meetings of the Board and the Board Committees of which they were members.

DIRECTOR INDEMNIFICATION AGREEMENT

To encourage highly competent members of the business community to serve as Directors for the Corporation, the Board of Directors adopted and the shareholders ratified an Indemnification Agreement at the 1990 Annual Meeting. The Agreement provides for full indemnification against liabilities incurred by Directors while acting in good faith and serving the best interests of the Corporation.

Under the Agreement, the Corporation must promptly advance the Director all reasonable costs of defending against litigation. However, no indemnification will be made if he/she is found liable for willful misconduct, unless a court finds that despite the nature of the conduct, the Director is fairly and reasonably entitled to indemnification. This advance is subject to repayment if shareholders, legal counsel, a quorum of disinterested Directors or a panel of three arbitrators find that the indemnitee has not met the required standards of conduct.

This Agreement will continue for the later of (a) six years after the Director ceases to serve the Corporation, or (b) final termination of legal proceedings initiated during the Director's Board tenure or during the six-year period following retirement from the Board, during which time the right to indemnification is raised.

INFORMATION CONCERNING SECURITY OWNERSHIP

FMR Corp., 82 Devonshire Street, Boston, MA, a parent holding company in accordance with Section 240.13d-1(b)(ii)(G), has reported on Schedule 13G filed on February 14, 1994 for fiscal year 1993, that it is the beneficial owner of 2,226,980 shares of common stock, representing 5.2% of the total shares outstanding.

INVESCO Capital Management, Inc. and INVESCO PLC, 11 Devonshire Square, London, England, the parent holding company in accordance with Section 240.13d-1(b)(ii)(G), reported on Schedule 13G filed on February 10, 1994 for fiscal year 1993, that they are the beneficial owners of 5,089,074 shares of common stock, representing 11.9% of the total shares outstanding.

Southeastern Asset Management, Inc., 860 Ridgelake Blvd., Memphis, TN, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has reported on Schedule 13G filed on February 14, 1994 for fiscal year 1993, that it is the beneficial owner of 2,906,049 shares of common stock, representing 6.8% of the total shares outstanding.

The Corporation knows of no other person or group who is the beneficial owner of more than 5% of its common stock.

Table 1 shows the number of shares held by each Director and each of the five most highly compensated Executive Officers, as shown in Table 2, and the total number of shares held by all current Directors and Executive Officers as a group as of February 22, 1994.

TABLE 1:  SECURITY OWNERSHIP OF MANAGEMENT

                                      Deferred
Beneficial Owner      Shares Owned   Shares(1)    Option Shares
Donald W. Brinckman          5,112                        1,000
Bruce S. Chelberg              539
Roxanne J. Decyk                             92
Raymond F. Farley            4,055                        5,000
Arthur L. Kelly              7,403                        5,000
George W. Mead               5,500           93           5,000
Edward H. Rensi                697          970           2,000
Robert A. Cornog            16,671                      138,064(2)
Branko M. Beronja           12,271                       22,722(2)
Michael F.
 Montemurro                  8,312                       35,739(2)
Jay H. Schnabel              9,980                       32,449(2)
James L. Somers              5,419                       11,341(2)
All current
 Directors and
 Executive Officers
 as a group (14
 persons)                  132,335        1,155         294,532(2)

The above amounts include shares owned by spouses and minor children. As a group, the Directors and Executive Officers beneficially own approximately 1% of the class, not including shares which have been deferred pursuant to the Directors' 1993 Fee Plan.

(1) Receipt of these shares of stock has been deferred under the Directors' 1993 Fee Plan.

(2) These amounts do not include options which are subject to vesting limitations, as these options are not exercisable within sixty (60) days.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Organization and Executive Compensation Committee of the Board of Directors (the "Committee"), composed entirely of independent, non-employee Directors, provides oversight regarding the Corporation's executive compensation programs, in order to further the Corporation's compensation objectives and philosophy. In accordance with its charter, one of the principal responsibilities of the Committee is to provide recommendations to the Board concerning the appropriate level of executive compensation.

COMMITTEE APPROACH. The Committee's approach to executive compensation is designed to establish levels which, when corporate performance merits payment, will result in an executive officer's combined base salary and incentive compensation being between the 50th and 75th percentile of compensation levels for comparable positions in industrial organizations, on a national basis. Specifically, the base compensation is targeted at the median for industrial organizations in the HayGroup survey, which is discussed in detail below, and up to the 75th percentile for annual incentive and for long-term compensation.

COMPENSATION-RELATED COMMITTEE ACTIVITIES. The Corporation's executive compensation program consists of three elements: Base Salary, Incentive Pay, and Stock Options, which are discussed in more detail below. Each year, the Committee determines the appropriate level of executive compensation by evaluating these three elements, in conjunction with a review of the results of a compensation survey prepared by the HayGroup, an internationally recognized firm expert in the area of compensation, which has provided outside consulting services for the Corporation since 1984.

Hay's annual compensation survey compares the Corporation's compensation programs to those of approximately 500 of Hay's other industrial clients, and is based upon a factor comparison of jobs and an assignment of a numerical value for each job, which value is then compared to Hay's industrial database in calculating the target amount of compensation to be awarded, consistent with the Corporation's compensation philosophy. Compensation data used for the comparison group in the Hay survey is not limited to the companies currently in the Standard & Poor's Auto Parts Aftermarket Industry Index used in the performance graphs in this proxy statement, since the Corporation believes that its competitors for executive talent include all types of industrial companies. The results of this survey provide the Committee with a competitive salary range within which the Committee monitors compensation based on performance.

It is the Committee's belief that none of the named Executive Officers will be affected by the provisions of Section 162(m) of the Internal Revenue Code which limit the deductibility of certain executive compensation during 1994; therefore, the Committee has not adopted any policy concerning this limitation, but will continue to evaluate the regulations in future years.

ELEMENTS OF COMPENSATION. As stated above, executive compensation consists of three elements: Base Salary, Incentive Plans, and Incentive Stock Options.

BASE SALARY. As is stated above, in determining the appropriate base salary for the Chief Executive Officer, the Committee targets base compensation at the median within a range for industrial organizations. This range information is provided by the HayGroup, based upon the assigned Hay values under the factor comparison of jobs as discussed above. While no established corporate or unit performance measures are used to determine base salaries, the Committee also considers such qualitative factors as experience, responsibilities, and individual performance. These factors are not ranked or weighted in any particular way.

Base salaries for all other Executive Officers are also based upon the criteria set forth above.

INCENTIVE PLANS.   The Corporation  has two  Incentive Plans  for its  Executive
Officers: Plan 1, for Officers and Plan 2, for Senior Officers and the Chief Executive Officer. Based on Committee recommendations, the Board of Directors approves percentage targets for Minimum, Goal, and Maximum achievement levels annually under each Plan to recognize increases in sales, returns on net assets employed before interest and taxes ("RONAEBIT"), and earnings per share growth. These percentages, if earned, are applied to participants' base compensation.

Plan 1 includes the following components: Sales Growth and RONAEBIT.

Plan 2 includes the following components: Sales Growth, RONAEBIT, and Earnings Per Share Growth.

    - Sales Growth measures the reported net sales in the current year against the reported net sales figure from the prior year, and rewards based on the growth.

    - RONAEBIT calculates the return on net assets employed before interest and taxes, and rewards based on the achievement of certain levels of return.

    - Earnings Per Share Growth measures the earnings per share for the current year against the earnings per share from the prior year, and rewards based on the growth.

The two components in Plan 1 are equally weighted, and the maximum potential payout is 75% of base salary. The three components in Plan 2 for Senior Officers are weighted at 35% Sales Growth, 35% RONAEBIT, and 30% Earnings Per Share Growth. Plan 2, for the Chief Executive Officer, has a maximum payout of 120% of base salary, with the following maximum potential weighted payouts: 42% Sales Growth, 42% RONAEBIT, and 36% Earnings Per Share Growth.

For 1993, the following weighted percentages were paid: Officers were paid at 37.5% of their base salaries under the Sales Growth component and 13.26% under the RONAEBIT component. Senior Officers were paid at 35% of their base salaries under the Sales Growth component, 12.39% under the RONAEBIT component, and 30% under the Earnings Per Share Growth component. The Chief Executive Officer was paid at 42% of his base salary under the Sales Growth component, which represents payment at the maximum level, 14.87% under the RONAEBIT component, which represents payment at slightly above the minimum level, and 36% under the Earnings Per Share Growth component, which represents payment at the maximum level. The total dollar values for the incentive amounts paid to the five most highly compensated Executive Officers, including the Chief Executive Officer, are found in the Summary Compensation Table.

INCENTIVE STOCK OPTION PROGRAM. The 1986 Incentive Stock Option Program ("ISOP") is a long-term incentive plan, designed to link the contributions of key employees to shareholder value. In recognition of the contributions and services provided by individual employees, the ISOP authorizes the grants of incentive and non-qualified options to Executive Officers and other key employees, to purchase shares of the Corporation's common stock at 100% of market value on the date of grant. The Committee determines the number of options to be granted to the Chief Executive Officer, as well as all other Executive Officers and key employees as a group.

In January, 1993, the Committee recommended, and the Board of Directors approved, an option grant which was calculated pursuant to the method discussed below. Based upon the dollar amount arrived at by multiplying the targeted base salary by the multiplier, the number of options was determined and was then multiplied by three with the vesting limitations also discussed below, so that this option grant would serve in lieu of annual grants over the next three years for a group of individuals including the named Executive Officers. Based on the Committee's recommendation, it was determined by the Board of Directors, taking into consideration the advice of the HayGroup, that this strategy would help motivate executives and would align their long-term compensation benefits with increases in shareholder value. This grant would provide a meaningful incentive to Officers to improve the Corporation's performance, thereby increasing earnings per share and the stock price.

In determining the number of shares underlying the options to be granted to the Chief Executive Officer, the Committee considered input from the HayGroup, which was based upon the results of the annual compensation study discussed above. The Committee considered and reviewed the relationship between the base salaries of all of the chief executive officers in the study and the value of options awarded to those chief executive officers. It then determined the multiplier used in these option awards based upon base compensation. Hay then provided information regarding potential multipliers to the Committee, consistent with the Corporation's 75th percentile philosophy, to determine the option award for the Corporation's Chief Executive Officer, based upon a targeted median base compensation.

In granting options to the Chief Executive Officer, a multiplier of 2.5 times the targeted median base compensation was used. Lower multiples were used for grants to the other Executive Officers. Based upon the dollar amount calculated, the Chief Executive Officer was awarded a one time grant of 103,674 shares at $31.75 per share, of which 34,558 were exercisable on January 22, 1993, 34,558 were exercisable on January 22, 1994, and the remaining 34,558 become exercisable on January 22, 1995. The relationship of the grant date value of the options to the base salary placed the Corporation in the 75th percentile for long-term incentive compensation. All of the options vest over time. Identical exercise dates are applicable to all other named Executive Officers.

CHIEF EXECUTIVE OFFICER COMPENSATION

Factors recognized by the Committee relating to the Chief Executive Officer's 1993 compensation package included: the performance of the Corporation; the repositioning of the Corporation for the future; and the implementation of the Corporation's strategic objectives. In addition, the Committee reviewed the direction provided by the Chief Executive Officer in the overall conduct of the Corporation's affairs and the morale, productivity and ability of the employees to adapt to change.

As  described  above,  the Corporations's  executive  compensation  programs are
performance-based,  particularly  with  regard  to  the  Incentive  Plans.   The

Committee believes that these types of programs provide motivation for executives by placing a portion of their compensation at risk, thereby making it dependent upon Corporate performance. The Committee feels that under these programs, the Chief Executive Officer is provided with a strong incentive to grow the Corporation's share price.

RAYMOND F. FARLEY, CHAIRMAN
DONALD W. BRINCKMAN
EDWARD H. RENSI

Table 2 shows the total cash compensation paid, payable, and/or accrued for services rendered during the 1993 fiscal year ended January 1, 1994 and fiscal years 1992 and 1991, to each of the five most highly compensated Executive Officers.

TABLE 2:  SUMMARY COMPENSATION TABLE

                         SUMMARY COMPENSATION TABLE(1)

                                                                                                 Long Term
                                                                                              Compensation
                                                                                                    Awards
                                                           Annual Compensation                  Securities
                                                                               Other Annual     Underlying          All Other
Name and Principal Position             Year  Salary ($)       Bonus ($)   Compensation ($)    Options (#)   Compensation ($)
Robert A. Cornog                        1993  416,583         386,880                742(4)     103,674(2)           1,593(4)
Chairman, President and                 1992  375,000         208,725                675(4)         35,000           1,122(4)
Chief Executive Officer                 1991  171,875(3)       21,381             34,709(5)         40,000         136,542(5)
Branko M. Beronja                       1993  177,175          89,934                     0      20,970(2)                  0
Vice President-Sales,                   1992  173,917          86,402                     0          4,388                  0
North America                           1991  165,000          20,526                     0              0                  0
Michael F. Montemurro                   1993  185,208         143,332                     0      32,475(2)                  0
Senior Vice President-                  1992  170,620          79,151                     0          7,281                  0
Finance and Chief                       1991  129,500          16,109                     0              0                  0
Financial Officer
Jay H. Schnabel                         1993  170,817         132,195                     0      28,599(2)                  0
Senior Vice President-                  1992  156,324          72,519                     0          6,412                  0
Administration                          1991  145,000          18,038                     0              0                  0
James L. Somers                         1993  188,226         145,668                     0      34,023(2)                  0
Senior Vice President-                  1992  178,760          82,927                     0          7,628                  0
Manufacturing and                       1991  148,000          18,411                     0              0                  0
Technology

(1) The "Restricted Stock Awards" and "Payouts-LTIP Payouts" columns of the Summary Compensation Table, as required by Item 402 of the Securities Exchange Act of 1934, have been excluded because of the inapplicability of each such column.
(2) The 1993 option awards shown above represent the total number of options granted to that individual in 1993. The right to exercise these options will vest over time.
(3)  Represents 5 1/2 months of employment with the Corporation.
(4) Represents reimbursement for spouse's health insurance policy, along with a gross-up for tax purposes.
(5)  Includes a one-time  payment of $136,542 along  with a gross-up of  $34,709 for tax purposes, pursuant to an arrangement between Mr. Cornog and the Corporation related to his election as President, Chairman & Chief Executive Officer, in order to compensate for the loss of certain benefits and incentives upon his resignation from his prior employment.

TABLE 3:  OPTION GRANTS IN LAST FISCAL YEAR

                       OPTION GRANTS IN LAST FISCAL YEAR
                   Number of    % of Total
                  Securities       Options   Exercise
                  Underlying    Granted to    or Base                Grant Date
                     Options  Employees in      Price    Expiration     Present
Name            Granted +(#)   Fiscal Year     ($/Sh)          Date     Value**
Cornog               103,674         19.6%     $31.75      01/22/03    $645,889
Beronja               20,970          3.9%     $31.75      01/22/03    $130,643
Montemurro            32,475          6.1%     $31.75      01/22/03    $202,319
Schnabel              28,599          5.4%     $31.75      01/22/03    $178,171
Somers                34,023          6.4%     $31.75      01/22/03    $211,963

+On 1/22/93, options were granted to individuals, including the named Executive Officers. One-third of these options became exercisable on 1/22/93, one-third became exercisable on 1/22/94, and the remaining third will become exercisable on 1/22/95.
**The per-share value under the Black-Scholes Option Pricing Model is $6.23. The material assumptions and adjustments incorporated in the Black-Scholes Model in estimating the value of the options reflected in the above table include the following: an exercise price of the option ($31.75) equal to the fair market value of the underlying stock on the date of grant; an interest rate (6.6%) that represents the interest rate on a U. S. Treasury security with a maturity date corresponding to that of the option term; volatility (22.17%) calculated using daily stock prices for the one-year period prior to the grant date; dividends at the rate of $1.08 per share, representing the annualized dividends paid with respect to a share of common stock as of the date of grant; and a 31% reduction to reflect both the probability of forfeiture due to termination prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of the Corporation's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Corporation's common stock over the exercise price on the date the option is exercised.

TABLE 4:  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION
VALUES

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION VALUES
                                              Number of
                                             Securities             Value of
                                             Underlying          Unexercised
                                            Unexercised         In-the-Money
                                             Options at           Options at
                   Shares       Value        FY-End (#)          FY-End ($)+
              Acquired on    Realized      Exercisable/         Exercisable/
Name         Exercise (#)         ($)     Unexercisable        Unexercisable
Cornog             5,903*     $52,391    105,655/69,116     $500,581/423,681
Beronja              632*     $13,984     15,732/13,980       $95,803/85,697
Montemurro              0           0     24,914/21,650     $180,715/132,714
Schnabel           2,494*     $53,004     22,916/19,066     $126,636/116,874
Somers             27,807    $260,117          0/22,682           $0/139,040

+The closing price on December 31, 1993, the Friday prior to the fiscal year-end, was $37.88. This amount was used to calculate the value of unexercised options whose exercise price is less than $37.88.
*Shares acquired upon option exercise and not sold.

EXECUTIVE AGREEMENTS

On January 4, 1991, the Corporation entered into agreements with Officers, including each of the five named Executive Officers, which provide for continued compensation and benefits in the event of a change in control of the Corporation as defined in the agreements. The agreements are for two-year terms, and thereafter are automatically extended annually for an additional year unless notice is given; PROVIDED, HOWEVER, that upon a change in control, the agreements continue for a twenty-four month period. These agreements were amended and restated on January 28, 1994.

In the event of a change in control, upon termination without cause or constructive termination within two years following such change in control, or voluntary termination between twelve and eighteen months following the change in control, Messrs. Cornog, Beronja, Montemurro, Schnabel and Somers will receive a lump-sum payment equal to the product of three times [two times for Mr. Beronja] the sum of their highest base salary rates in effect and their highest annual incentive pay earned during the three-year period immediately prior to termination of employment.

In addition, the agreements provide for the Executives to receive health and life insurance benefits substantially similar to those received immediately prior to the change in control (or termination of employment, if benefits have increased) for a three-year period subsequent to termination of employment, subject to a reduction upon receipt of comparable benefits from subsequent employment.

In the event that payments under the agreements are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the Executive will receive a gross-up payment equal to the amount of the excise tax.

                                *  *  *  *  *  *

Table 5 shows estimated covered compensation for representative Average Pay and Years of Credited Service before reductions for early retirement.

TABLE 5:  PENSION PLAN TABLE

             Annual compensation based on the pension plan formula with the years of  service indicated, including amounts which would be payable under the Administrative and
             Field  Employee Pension Plan based upon  limitations imposed by Internal Revenue
             Code Section 415 for amounts payable in  1994 for participants age 65, and  also based upon the Supplemental Retirement Plan.
                                             Years of Service
Average      --------------------------------------------------------------------------------
Annual               5         10          15          20          25          30          35
Earnings         Years      Years       Years       Years       Years       Years       Years
$150,000     $  11,835  $  23,670  $   35,505  $   47,340  $   59,175  $   71,010  $   82,845
$200,000     $  15,960  $  31,920  $   47,880  $   63,840  $   79,800  $   95,760  $  111,720
$250,000     $  20,085  $  40,170  $   60,255  $   80,340  $  100,425  $  120,510  $  140,595
$300,000     $  24,210  $  48,420  $   72,630  $   96,840  $  121,050  $  145,260  $  169,470
$350,000     $  28,335  $  56,670  $   85,005  $  113,340  $  141,675  $  170,010  $  198,345
$400,000     $  32,460  $  64,920  $   97,380  $  129,840  $  162,300  $  194,760  $  227,220
$450,000     $  36,585  $  73,170  $  109,755  $  146,340  $  182,925  $  219,510  $  256,095
$500,000     $  40,710  $  81,420  $  122,130  $  162,840  $  203,550  $  244,260  $  284,970

ADMINISTRATIVE & FIELD EMPLOYEE PENSION PLAN

The Corporation's Administrative and Field Employee Pension Plan is a qualified noncontributory defined benefit plan for which costs are calculated on an aggregate basis and are unallocated. Therefore, no contribution by the Corporation can be calculated for a specific person or group.

The Plan covers administrative and field employees and provides, at the normal retirement age of 65, that the retirement benefits will be calculated using the following benefit formula: a) 1.2% times Average Pay times Years of Credited Service, plus b) 0.45% times [Average Pay minus Social Security Covered Compensation] times Years of Credited Service. "Average Pay" is the average annual earnings during the five highest consecutive calendar years. "Social Security Covered Compensation" is the average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65. The "Years of Credited Service" is the number of years and fractional number of years of continuous employment, up to 35 years. The most commonly chosen payout provision is a 100% pension payout with a five-year certain period in the event of death, and thereafter a 50% yearly payout to the surviving spouse. Two other optional forms of payout with reduced benefits exist.

As of February 22, 1994, the years of credited service for the Officers in Table 2 are: Mr. Cornog, 5 years; Mr. Beronja, 30 years; Mr. Montemurro, 23 years; Mr. Schnabel, 28 years and Dr. Somers, 20 years.

SUPPLEMENTAL RETIREMENT PLAN

Officers who are members of the Administrative and Field Plan currently participate in a Supplemental Retirement Plan. Elected Officers of Snap-on Incorporated, the parent holding company, will also be eligible to participate. The Supplemental Retirement Plan is an unqualified excess benefit and supplemental retirement plan, as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act (ERISA).

Under the Supplemental Retirement Plan, the difference, if any, between the full amount of retirement income due under the Administrative and Field Plan formula and the amount of retirement income payable under applicable I.R.S. or ERISA limitations, is paid to Plan participants. Qualified retirement plan compensation is currently limited to $150,000 per annum per retiree by Section 401(a)(17) of the Internal Revenue Code.

The Corporation has entered into an agreement with Mr. Cornog to give him two years of credited service for every year worked, rather than the one year arrangement under the Administrative & Field Employee Pension Plan. Additionally, Mrs. Cornog will receive a minimum annual retirement benefit of $50,000 for her lifetime in the event Mr. Cornog dies prior to accruing an annual retirement benefit of $100,000 under the terms of the Plan.

PERFORMANCE GRAPHS

Pursuant to the requirements of the Securities and Exchange Commission, the Corporation has included below, a graph of the Corporation's cumulative total shareholder return, which measures the returns on stock with dividends reinvested. Additionally, while cumulative total shareholder return is one measure of corporate performance, the Corporation has also included another graph of a financial measure used by the Corporation: return on net assets employed before interest and taxes. This measures pre-tax return on total assets, minus each and all non-interest bearing liabilities. This performance measure is also used as a component of the Incentive Compensation Plan for the Corporation's Executive Officers, as is discussed in the Organization and Executive Compensation Committee Report on Executive Compensation on pages 6, 7 and 8. The graphs and tables below illustrate the Corporation's performance, compared to the companies currently included in the Standard & Poor's Auto Parts Aftermarket Industry Index.

FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER
RETURN* DECEMBER 31, 1988 THROUGH
DECEMBER 31, 1993

[GRAPHIC]

                                                          Auto Parts-
                                                         After Market
Fiscal Year Ending          Snap-on      S&P 500       Industry Group
December 31, 1988          $   100.00   $   100.00      $  100.00
December 31, 1989               95.60       131.59         107.25
December 31, 1990               96.61       127.49          79.08
December 31, 1991              101.95       166.17         145.07
December 31, 1992              102.07       178.81         182.46
December 31, 1993              126.85       196.75         212.02

*ASSUMES $100 INVESTED ON LAST DAY OF DECEMBER, 1988 AND DIVIDENDS ARE REINVESTED QUARTERLY.

RETURN ON NET ASSETS EMPLOYED
BEFORE INTEREST AND TAXES

[GRAPHIC]

                                                          Auto Parts-
Fiscal Year Ending                      Snap-on          Aftermarket*
December 31, 1988................        36.8%             19.3%
December 31, 1989................        27.0%             18.9%
December 31, 1990................        22.4%             14.8%
December 31, 1991................        18.2%             13.5%
December 31, 1992................        14.3%             21.7%
December 31, 1993................        15.8%              N/A

*THE AUTO PARTS AFTERMARKET RETURN ON NET ASSETS EMPLOYED BEFORE INTEREST AND TAXES PERCENTAGES ARE AN AVERAGE OF THE COMPANIES CURRENTLY COMPRISING THE STANDARD & POOR'S 1993 AUTO PARTS AFTERMARKET INDUSTRY INDEX.

The preceding corporate performance graphs and tables, as well as the Organization and Executive Compensation Committee's Report on Executive Compensation, are not intended to be "soliciting material," nor are they intended to be "filed" with the Securities and Exchange Commission, or subject to Regulation 14A or 14C of the Securities Exchange Act of 1934, or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

PROXY STATEMENT ITEM II

APPROVAL OF PROPOSAL TO CHANGE
THE COMPANY NAME

In 1993, the shareholders of the Corporation voted in favor of Management's Plan of Internal Restructuring which will enable the Corporation to become a holding company, and in doing so, to provide the Corporation with the flexibility to incorporate its various operations and to transfer some or substantially all of the Corporation's assets to directly or indirectly wholly-owned subsidiaries. The details and conditions of the Corporation's Plan of Internal Restructuring were set forth in the Corporation's 1993 Proxy Statement.

On October 22, 1993, the Board of Directors unanimously adopted, subject to shareholder approval, an amendment to the Restatement of the Certificate of Incorporation of Snap-on Tools Corporation, which would change the Corporation's name from "Snap-on Tools Corporation" to "Snap-on Incorporated." Subject to shareholder approval, Article First of the Certificate of Incorporation would read:

FIRST:  THE NAME OF THE CORPORATION IS SNAP-ON INCORPORATED.

The reasons for the Board's approval and recommendation to the shareholders are as follows:

Since the Corporation's founding in 1920, its operations have expanded beyond the manufacture and distribution of hand tools, the activities with which the Corporation has been primarily associated over the years. Through its various divisions and subsidiaries, the Corporation has expanded its product lines to include such categories as diagnostic equipment, storage equipment, and power tools; entered into diverse markets such as the medical and aerospace industries; and engaged in the financing of major customer purchases and dealer start-up operations. Management does not believe that these activities are fully encompassed in the name "Snap-on Tools Corporation."

Pursuant to the shareholder-approved Plan of Internal Restructuring, the Corporation is permitted greater flexibility with respect to the management and financing of new and existing business operations. The new holding company structure is intended to facilitate the Corporation's entry into new businesses, disposition of existing businesses, and formation of joint ventures or business combinations with third parties. In conjunction with the Corporation's strategic objectives to strengthen its worldwide presence and to provide quality products and services, the name "Snap-on Incorporated" will enable the Corporation, as a holding company, to enter into new markets and industries, while maintaining the goodwill and recognition of quality associated with the Snap-on name.

The affirmative vote of the holders of a majority of all of the outstanding shares of common stock is required to amend the Restatement of the Certificate of Incorporation. Management recommends that shareholders vote FOR the approval of this proposal.

                             THE BOARD OF DIRECTORS
                          RECOMMENDS THAT SHAREHOLDERS
                       VOTE FOR APPROVAL OF THIS PROPOSAL

PROXY STATEMENT ITEM III
INDEPENDENT AUDITOR

It is a long-standing practice that the appointment of the Corporation's independent auditor by the Board of Directors be submitted to the shareholders for ratification at the Annual Meeting.

The Board of Directors recommends that its appointment of Arthur Andersen & Co. as the Corporation's independent auditor for 1994 be ratified by the shareholders at the Annual Meeting. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting to answer questions and to make a statement if they so desire. In the event of a negative vote on the approval of Arthur Andersen & Co., the Board of Directors will secure the services of another independent auditor for 1994. Arthur Andersen & Co. has been the Corporation's independent auditor for the past twelve fiscal years.

                             THE BOARD OF DIRECTORS
                          RECOMMENDS THAT SHAREHOLDERS
                       VOTE FOR APPROVAL OF THIS PROPOSAL

NOTICE PURSUANT TO SECTION 16 OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Officers and Directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and greater than ten percent beneficial owners are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all personally filed
Section 16(a) forms.

Based solely upon its review of the received written representations from certain reporting persons that no Forms 5 were required from those persons, the Corporation believes that during the 1993 fiscal year, all filing requirements applicable to its Officers, Directors and greater than ten percent beneficial owners were completed.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be included in the 1995 Proxy Statement must be received by the Secretary of the Corporation by November 18, 1994. Additional requirements relating to the timeliness and content of proposals to be submitted at the 1994 Annual Meeting are found in the Bylaws of the Corporation.

DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment Plan offers shareholders three voluntary methods of building their holdings of common stock. Shareholders may elect to reinvest cash dividends on either (1) all of their Snap-on common stock or (2) any portion of their Snap-on common stock. The third method allows shareholders to make cash investments of more than $100 per investment and less than $5,000 per calendar quarter for shares. Shares under all three methods will be purchased at 100% of the average high and low price of

Snap-on common stock on the day of purchase. There are no participation, commission, administrative or service fees. Further information is available through Harris Trust and Savings Bank at 1-800-524-0687.

DIRECTIONS TO ANNUAL MEETING

FROM CHICAGO'S O'HARE INTERNATIONAL AIRPORT TO RACINE MARRIOTT -- I-294 North to
I-94  West   (Milwaukee,   WI)   to  Racine,   Wisconsin,   Highway   20   (exit
333-Racine/Waterford). Highway 20 east (right) to Racine Marriott (on right).

FROM MILWAUKEE'S MITCHELL INTERNATIONAL AIRPORT TO RACINE MARRIOTT -- I-94 East to Racine Highway 20 (exit 333-Racine/Waterford). Highway 20 east (left) to Racine Marriott (on right).

TRANSPORTATION RESERVATIONS TO GENERAL OFFICES

If you would like to take advantage of transportation provided by the Corporation to the General Offices following the meeting for a plant tour or to see old friends, please call 414-656-5406 before April 15, 1994.

                                   *  *  *  *

                      SNAP-ON TOOLS CORPORATION
                           2801-80TH STREET
                            P.O. BOX 1410
                        KENOSHA, WI 53131-1410
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints D. W. Brinckman, G. W. Mead and J. H. Schnabel or any of them, with full power of substitution, as Proxies, to vote, as designated below, all the shares of the common stock of Snap-on Tools Corporation held of record by the undersigned on February 22, 1994, at the Annual Meeting of Shareholders to be held at the Racine Marriott, 7111 Washington Avenue, Racine, Wisconsin, at 10:00 a.m. on Friday, April 22, 1994, or at any adjournment thereof.

             THIS PROXY WILL BE VOTED "FOR" THE DIRECTOR NOMINEES
              AND "FOR" ITEMS 2 AND 3 IF NO CHOICE IS SPECIFIED.

                          Please mark your vote on reverse side, sign, date and return promptly in the enclosed envelope.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

833034 10 1

                                                   VOTE             WITHHOLD
                                                  for all          authority to
                                                 nominees              vote
1. Election of Directors: Three-year terms --
   B. S. Chelberg, R. J. Decyk and A. L. Kelly.
   One-year term -- R. F. Farley.                  / /                 / /
   TO WITHHOLD YOUR VOTE FOR ANY NOMINEE, STRIKE
   A LINE THROUGH THE NOMINEE'S NAME IN THE
   LIST ABOVE.

                                                  For      Withheld     Abstain
2. Proposal to amend the Restatement of the
   Certificate of Incorporation, to change the
   Corporation's name from "Snap-on Tools
   Corporation" to "Snap-on Incorporated."        / /        / /          / /

3. Proposal to ratify the appointment of Arthur
   Andersen & Co. as the certified independent
   auditor for 1994.                              / /        / /         / /

4. In their discretion, the Proxies are
   authorized to vote on such other matters as may properly come before the meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

In the absence of an instruction to the contrary, the Proxy will be voted for the proposals stated herein and at the discretion of the proxies on any other business.

Dated:___________________________________________________________________, 1994
Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

_______________________________________________________________________________
Signature

_______________________________________________________________________________
Please sign exactly as name appears herein. For joint accounts, all holders should sign. Executors, administrators, trustees, and guardians should give full title. If a corporation, sign in corporation name by authorized officer. If a partnership, please sign in partnership name by authorized person.